Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Tower Bancorp, Inc. on Form S-8 relating to Graystone Stock Incentive Plan of our report dated March 13, 2009 on the consolidated financial statements of Tower Bancorp, Inc. for the year ended December 31, 2008, and our report dated March 13, 2009 on the effectiveness of internal control over financial reporting of Tower Bancorp, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania

May 29, 2009